Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02103) of Hawaiian Electric Industries, Inc. of our report dated June 27, 2011 relating to the financial statements of the Hawaiian Electric Industries Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 27, 2011